Exhibit- 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 21, 2026 (May 29, 2026, as to the effects of discontinued operations as discussed in Note 18), relating to the financial statements of Apnimed, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 10, 2026